  EXHIBIT 11.2

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the use in this Offering Circular of Right on Brands, Inc. on Form 1-A pursuant to Regulation A, of our report dated July 8, 2022 relating to the financial statements of Right on Brands, Inc. appearing in this Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

November 4, 2022

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS